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                      FOR RELEASE - FEBRUARY 2, 2000


        CORNING CONTACT:                    INVESTOR RELATIONS CONTACT:
        Paul A. Rogoski                     Katherine M. Dietz
        (607) 974-8832                      (607) 974-8217
        rogoskipa@corning.com               dietzkm@corning.com
        ---------------------               -------------------


           Corning Completes Acquisition of Siemens' Worldwide Optical
               Cable, Hardware and Equipment, and Fiber Businesses


CORNING, NEW YORK, FEBRUARY 2, 2000 -- Corning Incorporated (NYSE: GLW) announced today that it has completed the acquisition of Siemens AG's worldwide optical fiber and cable and businesses, including its two co-investments with Siemens -- Siecor Corporation and Siecor G. The acquisition of the German-based RXS hardware and equipment business, pending formal approval by German authorities, will close when this approval is obtained.

Corning also announced today the integration of the company's worldwide optical cable, hardware and related equipment businesses into one operating unit called Corning Cable Systems. The new operating structure is effective immediately. The organization's new name will be phased in and be complete by June.

In making the announcement Corning Cable Systems' President and Chief Executive Officer Sandy Lyons said, "With the integration of all of our operations, we are now one cable, hardware and equipment business, with a global presence and a global customer base. With a product portfolio that encompasses high-bandwidth copper and optical fiber cables, all the related hardware and equipment, and network services that include design, management, installation and maintenance, we are the industry's leading manufacturer and solutions provider for tip-to-tip communications products."

Corning Cable Systems includes the former North American based Siecor Corporation, UK-based Corning Cables, the former Siemens Communications Cables, and will include Siemens RXS, pending regulatory approval. The operations have sales of $2.2 billion and have approximately 12,600 employees worldwide.

Additionally, it was announced that the former Siecor G, will become part of Corning's Telecommunications Products Division, led by Alan T. Eusden, vice president and general manger. As a leading manufacturer and supplier of optical fiber, Corning anticipates a fully integrated Siecor G, contributing significantly to the company's growing worldwide fiber business.



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Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1999 were $4.3 billion. More information on the company is available at www.corning.com.

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